Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Steven P. Dussek, Chief Executive Officer and principal executive officer of Dobson Communications Corporation, referred to as the Company, hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended September 30, 2006, referred to as the Report:
a.	fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2006, and the results of the Company’s operations for the period ended September 30, 2006.

November 9, 2006	/s/ STEVEN P. DUSSEK
Steven P. Dussek
Chief Executive Officer and principal executive officer